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                                                                     Exhibit 3.8


                                  AMENDMENTS
                                    TO THE
                                   BYLAWS OF
                                  ABC BANCORP

II(A):

     1.   The Bylaws of ABC Bancorp shall be amended by deleting Article III,
Section 3 in its entirety and substituting the following in lieu thereof:

          "Section 3. Vacancies. Vacancies on the Board of Directors of the Corporation and newly created directorships resulting from an increase in the authorized numbers of members of the Board of Directors of the Corporation may be filled only by a majority of the directors, then in office, although less than a quorum, or by a sole remaining director, and a director so chosen shall hold office until the next election of the class of directors to which such director belongs and until his successor is duly elected and qualified unless sooner displaced."

II(B):

     2. The Bylaws of ABC Bancorp shal be amended by deleting the words "or without" from the third line of Article III, Section 9 of the Bylaws.

II(D):

     3.   The Bylaws of ABC Bancorp shall be amended by deleting ARticle III,
Section 2 in its entirety and substitution the following in lieu thereof:

          "Section 2. Number, Election, Term and Retirement; Nominations by Shareholders. (a) The number of directors which shall constitute the whole Board of Directors shall be not less than seven nor more than 15. The Board of Directors of the corporation shall be divided into three classes which shall be as nearly equal in number as is possible. At the first election of directors to such classified Board of Directors, each Class 1 director shall be elected to serve until the next ensuing annual meeting of shareholders, each Class 2 director shall be elected to serve until the second ensuing annual meeting of shareholders and each Class 3 director shall be elected to serve until the third ensuing annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the Board of Directors is initially classified, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. In the event of any change in the authorized number of directors, the number of directors in each class shall be adjusted so that thereafter each of the three classes shall be composed, as nearly as may be possible, of one-third of the authorized number of directors; provided that any change in the authorized number of directors shall not increase or shorten the term of any director, and any decrease shall become effective only as and when the term or terms of office of the class or classes of directors affected thereby shall expire, or a vacancy or vacancies in such class or classes shall occur. The number of directors may be increased or decreased from time to time by the Board of Directors by amendment of this by-law, but no decrease shall have the effect of shortening the term of an incumbent director. The directors shall be elected by plurality vote at the annual meeting of shareholders, except as hereinafter provided, and each director elected shall hold office until his successor is elected and qualified or until his earlier resignation, removal from office or death. Directors shall be natural persons who have attained the age of 18 years, but need not be residents of the State of Georgia or shareholders of the corporation. Employees of subsidiary corporations shall not be eligible to serve as directors. With the exception of Eugene M. Vereen, Jr., each director shall retire at the annual meeting following the date such director attains the age or 70.

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          (b)  Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders of the Corporation either by or at the direction of the Board of Directors of the Corporation or by any shareholder or record entitled to vote in the election of directors at such meeting who has complied with the notice procedures set forth in this Section 2(b). A share holder who desires to nominate a person for election to the Board of Directors of the Corporation at a meeting of shareholders of the Corporation and who is eligible to make such nomination must give timely written notice of the proposed nomination to the secretary of the Corporation. To be timely, a shareholder's notice given pursuant to this Section 2(b) must be received at the principal executive office of the Corporation not less than one hundred twenty (120) calendar days in advance of the date which is one year later than the date of the proxy statement of the Corporation released to shareholders in connection with the previous year's annual meeting of the shareholders of the Corporation; provided, however, that if no annual meeting of shareholders of the Corporation was held in the previous year or if the date of the forthcoming annual meeting of shareholders has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year's proxy statement or if the forthcoming meeting is not an annual meeting of shareholders of the Corporation, then to be timely such shareholder's notice must be so received not later than the close of business on the tenth day following the earlier of (i) the day on which notice of the date of the forthcoming meeting was mailed or given to shareholders by or on behalf of the Corporation or (ii) the day on which public disclosure of the date of the forthcoming meeting was made by or on behalf of the Corporation. Such shareholder's notice to the secretary of the Corporation shall set forth (i) as to each person whom the shareholder proposes or nominate for election or re-election as a director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of capital stock of the Corporation which then are beneficially owned by such person, (D) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Corporation, and (E) such person's written consent to being named as a nominee for election as a director and to serve as a director if elected and (ii) as to the shareholder giving notice (A) the name and address, as they appear in the stock records of the Corporation, of such shareholder, (B) the class and number of shares of capital stock of the Corporation which then are beneficially owned by such shareholder, (C) a description of all arrangements or understandings between such shareholder and each nominee for election as director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such shareholder, and (D) any other information required by law or regulation to be provided by a shareholder intending to nominate a person for election as a director of the Corporation. At the request of the Board of Directors of the Corporation, any person nominated by or at the direction of the Board of Directors of the Corporation for election as director of the Corporation shall furnish to the secretary of the Corporation the information concerning such nominee which is required to be set forth in a shareholder's notice of a proposed nomination. No person shall be eligible for election as a director of the Corporation unless nominated in compliance with the procedures set forth in this Section 2(b). The chairman of a meeting of shareholders of the Corporation shall refuse to accept the nomination of any person not made in compliance with the procedures set forth in this Section 2(b), and such defective nomination shall be disregarded."

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